Exhibit 99.1: Peoples Financial Corporation Press Release Dated January 24, 2018

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS

FOURTH QUARTER AND YEAR-END RESULTS

BILOXI, MS (January 24, 2018)—Peoples Financial Corporation (OTCQX Best Market: PFBX), parent of The Peoples Bank, announced earnings for the fourth quarter and year ended December 31, 2017. The company reported net income of $1,295,000 for the fourth quarter of 2017 compared to a net loss of $376,000 for the fourth quarter of 2016. Earnings per weighted average common share for the fourth quarter of 2017 was $0.25 compared to a loss of $0.07 for the fourth quarter 2016. Per share figures are based on weighted average common shares outstanding of 5,122,751 and 5,123,186 for the quarters ended December 31, 2017 and 2016, respectively.

Net income for the full year 2017 was $2,758,000 as compared to $167,000 for 2016. Earnings per weighted average common share for 2017 were $0.54 compared to $0.03 for 2016. “We are pleased with the financial results for the fourth quarter and year ended 2017,” said Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank. He further added, “We look forward to enhancing our financial performance in 2018. “

The Tax Cuts and Jobs Act, which was enacted on December 22, 2017, positively impacted fourth quarter earnings for 2017.    Under this legislation, the Company was able to remove the existing valuation allowance on its Alternative Minimum Tax credit carryforwards which resulted in a deferred tax benefit of $742,000.

For the fourth quarter of 2017, the provision for loan losses was $31,000 compared to $431,000 for the same period the prior year. Charge-offs for the fourth quarter of 2017 were $73,000 compared to $1,987,000 for the same period the prior year. Other Real Estate (“ORE”) as of December 31, 2017 was $8,232,000 compared to $8,513,000 as of December 31, 2016. The allowance for loan losses as a percentage of total loans was 2.19% as of December 31, 2017 compared to 1.73% as of December 31, 2016.

The holding company’s primary capital ratio was 14.34% at December 31, 2017, compared to 13.99% at December 31, 2016. The company’s book value per share was $17.84 and $17.27 at year end 2017 and 2016.

Founded in 1896, with $650 million in assets as of December 31, 2017, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION

(Unaudited) (In thousands, except weighted average shares and per share figures)

EARNINGS SUMMARY
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net interest income	$4,271	$4,321	$17,080	$17,468
Provision for loan losses	31	431	116	568
Non-interest income	1,638	1,612	6,965	6,549
Non-interest expense	5,325	5,878	22,251	23,204
Income taxes	(742)		(1,080)	78
Net income (loss)	1,295	(376)	2,758	167
Earnings (loss) per share	.25	(.07)	.54	.03

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Allowance for loan losses, beginning of period	$6,152	$6,947	$5,466	$8,070
Recoveries	43	75	850	350
Charge-offs	(73)	(1,987)	(279)	(3,522)
Provision for loan losses	31	431	116	568

Allowance for loan losses, end of period	$6,153	$5,466	$6,153	$5,466

ASSET QUALITY
	December 31,
	2017	2016
Allowance for loan losses as a percentage of loans	2.19%	1.73%
Loans past due 90 days and still accruing	$	$
Nonaccrual loans	13,810	11,854

PERFORMANCE RATIOS
	December 31,
	2017	2016
Return on average assets	0.41%	0.02%
Return on average equity	3.08%	0.19%
Net interest margin	2.89%	3.02%
Efficiency ratio	93%	99%
Primary capital	14.34%	13.99%

BALANCE SHEET SUMMARY
	December 31,
	2017	2016
Total assets	$650,424	$688,014
Loans	280,449	315,355
Securities	300,932	284,960
Other real estate (ORE)	8,232	8,513
Total deposits	529,571	575,017
Shareholders' equity	90,659	88,461
Book value per share	17.84	17.27
Weighted average shares	5,123,076	5,123,186